Filed pursuant to Rule 433. Registration Statement Nos. 333-162219, 333-162219-01, 333-162193 and 333-162193-01

Trading RBS Exchange
Traded Notes

[GRAPHIC OMITTED]

RBS ETNs are traded on the NYSE Arca: 9:30am - 4:00pm ET

Firms with a Master Selected Dealer Agreement (MSDA) with RBS Securities Inc.
may purchase block orders directly through RBS Securities Inc.

Trendpilot[TM] Series ETNs

RBS US Large Cap        RBS US Mid Cap
Trendpilot[TM] ETN      Trendpilot[TM] ETN

Ticker: TRND            Ticker: TRNM
Intraday Indicative     Intraday Indicative
Value Ticker: TRND.IV   Value Ticker: TRNM.IV
CUISP: 78009L308        CUISP: 78009L209
ISIN: US78009L3087      ISIN: US78009L2097
Bloomberg Index Ticker: Bloomberg Index Ticker:
TPLCUT                  TPMCUT

                                                 Sector ETNs
RBS Gold                RBS Oil                 RBS Global Big
Trendpilot[TM] ETN      Trendpilot[TM] ETN      Pharma ETN

Ticker: TBAR            Ticker: TWTI            Ticker: DRGS
Intraday Indicative     Intraday Indicative     Intraday Indicative
Value Ticker: TBAR.IV   Value Ticker: TWTI.IV   Value Ticker: DRGS.IV
CUISP: 78009L407        CUISP: 78009P127        CUISP: 78009P135
ISIN: US78009L4077      ISIN: US78009P1277      ISIN: US78009P1350
Bloomberg Index Ticker: Bloomberg Index Ticker: Bloomberg Index Ticker:
TPGLDUT                 TPOILUT                 DGETR

To find out more
Contact your trading desk
or Pacer Financial at
855-727-3877 for any
trading questions.

FOR REGISTERED BROkER/DEALERS AND REGISTERED INVESTMENT ADVISERS ONLy. NOT fOR
DISTRIBUTION TO INDIVIDUAL INVESTORS.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the relevant Index must increase by an amount suf[]cient to offset the aggregate investor fee applicable to the RBS
ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The relevant Index may underperform its Benchmark Index, and is expected to perform poorly in volatile markets. Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs are not principal protected and do not pay interest. Any payment on RBS ETNs is subject to the ability of The Royal Bank of Scotland
N.V. or The Royal Bank of Scotland plc, as the issuer, and RBS Holdings N.V. or
The Royal Bank of Scotland Group plc, as the guarantor, to pay their respective obligations when they come due. You should carefully consider whether the RBS
ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.
The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc), The Royal Bank
of Scotland Group plc, The Royal Bank of Scotland N.V. (RBS N.V.) and RBS
Holdings N.V. (collectively, the RBS Entities) have []led a registration statement (including a prospectus) with the Securities and Exchange Commission
(SEC) for the offering of RBS ETNs to which this communication may relate.
Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been []led with the
SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, RBS N.V., RBS plc, RBS Securities Inc.
or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling
1-855-RBS-ETPS (toll-free).
Image used with permission of NYSE Group, Inc [C] 2011 NYSE Group, Inc.